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                           CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
MedicaLogic, Inc.:


We consent to the use of our "Form of Independent Auditors' Report," dated October 22, 1999, except as to note 13(d) which is as of November __, 1999, relating to the consolidated balance sheets of MedicaLogic, Inc. as of December 31, 1997 and 1998, and September 30, 1999 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998 and for the nine-month period ended September 30, 1999 which form of report is included in the Registration Statement and Prospectus, dated October 28, 1999, of MedicaLogic, Inc., and to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ KPMG LLP

Portland, Oregon
October 28, 1999